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                                                                 EXHIBIT 99.1

                           COMPANY SHAREHOLDER AGREEMENT

          COMPANY SHAREHOLDER AGREEMENT, dated as of July 22, 1998 (this "Agreement") by and between Digital Microwave Corporation ("Parent") and Paul
S. Bachow (the "Shareholder").

                                    WITNESSETH:

          WHEREAS, Section 5.06 of the Agreement and Plan of Reorganization and Merger, dated as of the date hereof (the "Merger Agreement"; all terms not defined herein shall have the meanings set forth in the Merger Agreement), by and among Parent, Iguana Merger Corp. and Innova Corporation (the "Company") requires that the Company use its reasonable best efforts to cause the shareholders listed on Schedule 5.06 of the Merger Agreement to enter into a shareholder agreement with Parent; and

          WHEREAS, the Shareholder desires to assist the Company in consummating the Merger.

          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent and the Shareholder hereby agree as follows:

          1. The Shareholder shall vote all of its beneficially owned shares of the Common Stock of the Company in favor of the Merger at a shareholders meeting of the Company held for the purpose of approving the Merger and the transactions contemplated in the Merger Agreement, unless the board of directors of the Company withdraws its recommendation to the shareholders of the Company in favor of the Merger and the transactions contemplated in the Merger Agreement.

          2. The Shareholder shall not make any sale, disposition or other transfer of, or otherwise reduce the Shareholder's investment risk with respect to, the Parent Common Shares received by the Shareholder pursuant to the Merger during the thirty days prior to the Effective Time without the prior written consent of Parent. The Shareholder further agrees that, in order to preserve pooling-of-interests accounting treatment of the Merger, the Shareholder will not sell, transfer or otherwise dispose of, nor will the Shareholder reduce its risk with respect to, any of the Parent Common Shares to be received pursuant to the Merger, directly or indirectly, during a period of time beginning with the Effective Time and ending with a date upon which financial results of at least 30 days of post-merger combined operations have been first published by Parent in accordance with SEC Accounting Series Release No. 130 as amended by Release No. 135 (including without limitation, entering into any loan transaction or pledge of stock which by its terms would allow a third party to own or sell any of the Parent Common Shares to be received by the Shareholder prior to the expiration of such period). Further, the Shareholder will not knowingly take any other action which could reasonably be expected to jeopardize the accounting treatment of the transactions contemplated by the Merger Agreement as a pooling of interests.

          3. The Shareholder shall take all actions and execute such documents as are reasonably requested by Parent to carry out the foregoing matters.

          4. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware applicable to contracts executed and fully performed within the State of Delaware, without regard to the conflicts of laws provisions thereof.

          5. This Agreement may be executed in one or more counterparts, and by each party hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

          IN WITNESS WHEREOF, Parent and the Shareholder have caused this Agreement to be executed as of the date first above written.


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                                      DIGITAL MICROWAVE CORPORATION



                                      By /s/ Charles D. Kissner
                                         ---------------------------------
                                      Name:  Charles D. Kissner

                                      Title:  Chairman and Chief Executive
                                              Officer

                                      SHAREHOLDER
                                      /s/ Paul S. Bachow
                                      ---------------------------------
                                      Paul S. Bachow


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